ALLIANT ENERGY KEY EMPLOYEE DEFERRED COMPENSATION PLAN

               (As Amended and Restated Effective January 1, 2000)


                                                                   November 2000

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                                Table of Contents
                                -----------------
                                                                            Page
                                                                            ----

Article 1 BACKGROUND..........................................................1

Article 2 DEFINITIONS.........................................................1
        2.1      Account......................................................1
        2.2      Affiliate....................................................1
        2.3      Beneficiary..................................................1
        2.4      Code.........................................................2
        2.5      Company......................................................2
        2.6      Company Stock................................................2
        2.7      Compensation.................................................2
        2.8      Deferred Compensation........................................2
        2.9      Disability...................................................2
        2.10     Effective Date...............................................2
        2.11     Eligible Employee............................................2
        2.12     Employer.....................................................2
        2.13     ERISA........................................................2
        2.14     Participant..................................................2
        2.15     Plan.........................................................2
        2.16     Plan Year....................................................2
        2.17     Plan Administrator...........................................2
        2.18     Retirement...................................................2
        2.19     Savings Plan.................................................3
        2.20     Share Value..................................................3
        2.21     Termination of Employment....................................3
        2.22     Unforeseeable Emergency......................................3

Article 3 ADMINISTRATION......................................................3
        3.1      Powers and Duties............................................3
        3.2      Delegation...................................................3

Article 4 DEFERRED COMPENSATION...............................................4
        4.1      Participant Deferrals........................................4
        4.2      Employer Contributions.......................................4
        4.3      Deferred Compensation Accounts...............................5

Article 5 PAYMENT OF DEFERRED COMPENSATION....................................7
        5.1      Payment of Deferred Compensation.............................7
        5.2      Commencement of Payments.....................................7
        5.3      Method of Payment............................................8
        5.4      Amount of Payments...........................................8
        5.5      Form of Payments.............................................8


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        5.6      Participant Elections........................................8
        5.7      Emergency Payments...........................................9
        5.8      Tax Payments.................................................9
        5.9      Facility of Payment..........................................9
        5.10     Restrictions on Payments.....................................9

Article 6 CLAIMS PROCEDURE...................................................10
        6.1      Decisions on Claims.........................................10
        6.2      Review of Denied Claims.....................................10

Article 7 FUNDING............................................................10

Article 8 AMENDMENT AND TERMINATION..........................................11

Article 9 GENERAL PROVISIONS.................................................11
        9.1      Status of Participants......................................11
        9.2      No Guaranty of Employment...................................11
        9.3      Delegation of Authority.....................................11
        9.4      Legal Actions...............................................11
        9.5      Applicable Law..............................................11
        9.6      Rules of Construction.......................................11
        9.7      Expenses of Administration..................................12
        9.8      Indemnification.............................................12



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                                    ARTICLE 1

                                    BACKGROUND
                                    ----------

Alliant Energy Corporate Services, Inc. (the "Company") has heretofore adopted the Alliant Energy Corporate Services, Inc. Key Employee Deferred Compensation Plan (the "Plan") to allow certain of its key employees to defer payment of part or all of their current compensation. The Plan Administrator of the Plan now wishes to revise the Plan in certain respects and, having reserved to itself the power to amend the Plan pursuant to Section 8 thereof, it hereby amends and restates the Plan as follows and renames it the Alliant Energy Key Employee Deferred Compensation Plan.

                                    ARTICLE 2

                                   DEFINITIONS
                                   -----------

When the following words or phrases are used herein, they shall have the meanings set forth below unless otherwise specifically provided:

     2.1 Account. An account which has been established for a Participant pursuant to Section 4.3. Each such account shall include one or more of the following sub-accounts:

          (a) Company Stock Account. The account established to record the deferred compensation and the Employer Contribution which the Participant has elected to allocate to a Company Stock Account pursuant to Section 4.3(c).

          (b) Interest Account. The account established to record the deferred compensation and the Employer Contribution which the Participant has elected to allocate to an Interest Account pursuant to Section 4.3(c).

Separate Accounts (and sub-accounts) shall be maintained for the portion of a Participant's Deferred Compensation (if any) that is distributable in a lump sum, and for the portion of a Participant's Deferred Compensation (if any) that is distributable in installments. Separate Accounts (and sub-accounts) shall also be maintained for each portion of a Participant's Deferred Compensation that is distributable at a different time.

     2.2 Affiliate. A business organization that is under common control with the Company, as determined under Section 414(c) of the Code. In addition, except for purposes of the definition of "Employer," Affiliate shall also include Nuclear Management Company LLC but only for the period of time in which the Company or any other Affiliate has an equity ownership interest in such entity.

     2.3 Beneficiary. The person or persons (including a trustee or trustees) designated as a Participant's Beneficiary in the last written instrument signed by the Participant for the purposes of this Plan and received by the Plan Administrator prior to the Participant's death. If no such person has been designated, the Participant's Beneficiary shall be the person or persons who constitute the Participant's beneficiary for the purposes of the Savings Plan.


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     2.4 Code. The Internal Revenue Code of 1986, as from time to time amended.

     2.5 Company. Alliant Energy Corporate Services, Inc., and any successor or successors thereto.

     2.6 Company Stock. The Common Stock, $.01 par value, of Alliant Energy Corporation, as such stock may be reclassified, converted, or exchanged by reorganization, merger, or otherwise.

     2.7 Compensation. A Participant's base salary and any incentive compensation earned by a Participant under a plan adopted by the Participant's Employer on or after the Plan's original Effective Date.

     2.8 Deferred Compensation. The balance from time to time credited to a Participant's Accounts.

     2.9 Disability. A Participant's eligibility for immediate benefits under his or her Employer's long-term disability plan.

     2.10 Effective Date. The Plan's original Effective Date was the later of January 1, 1998 or the effective date of the Company's incorporation. The provisions of this amended and restated Plan are effective as of January 1, 2000.

     2.11 Eligible Employee. An employee of an Employer who is a member of a select group of management or highly compensated employees within the meaning of
Section 201(2) of ERISA, and who has been designated by the Chief Executive Officer of the Company as being eligible to participate in the Plan.

     2.12 Employer. The Company, and each Affiliate of the Company whose employees have been designated as being eligible to participate in the Plan.

     2.13 ERISA. The Employee Retirement Income Security Act of 1974, as from time to time amended.

     2.14 Participant. An Eligible Employee for whom an Account has been established pursuant to Section 4.3.

     2.15 Plan. The Alliant Energy Key Employee Deferred Compensation Plan, as set forth herein, and as from time to time amended.

     2.16 Plan Year. The 12 consecutive month period ending on each December 31.

     2.17 Plan Administrator. The Compensation and Personnel Committee of the Board of Directors of Alliant Energy Corporation.

     2.18 Retirement. Termination of Employment at or after age 55 or by reason of Disability.


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     2.19 Savings Plan. The Alliant Energy Corporate Services, Inc. Retirement
Savings 401(k) Plan.

     2.20 Share Value. The price at which a share of Company Stock is deemed to have been purchased for a Participant's Account pursuant to Section 4.3(d). If shares of Company Stock are actually purchased on any date for the purposes of the Plan, and if such purchases are made in the open market or in privately negotiated transactions, the Share Value on such date will be the average weighted price of all of the shares that are purchased for the Plan on such date. In all other cases, Share Value will be the average (computed to four decimal points) of the high and low sales prices of shares of Company Stock as reported for the applicable date on the New York Stock Exchange Composite Transaction Tape.

     2.21 Termination of Employment. Severance of a Participant's employment relationship with all of the Employers and their Affiliates. A transfer of employment among Employers or their Affiliates will not constitute a Termination of Employment.

     2.22 Unforeseeable Emergency. A severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or a similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

                                   ARTICLE 3

                                 ADMINISTRATION
                                 --------------

     3.1 Powers and Duties. Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator. In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures, as it deems necessary or desirable to the efficient administration of the Plan. The Plan Administrator's determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.

     3.2 Delegation. The Plan Administrator may delegate part or all of its duties to any person or persons, and may from time to time revoke such authority and delegate it to another person or persons. Each such delegation to a person who is not an employee of the Company or an Affiliate will be in writing, and a copy will be furnished to the person to whom the duty is delegated, who will file a written acceptance with the Plan Administrator. Any delegate's duty will terminate upon revocation of such authority by the Plan Administrator, upon withdrawal of such person's acceptance or, in the case of a delegate who is an employee of the Company or an Affiliate, upon the termination of such employment. Any person to whom


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administrative duties are delegated may, unless the delegation provides otherwise, similarly delegate part or all of such duties to another person.

                                   ARTICLE 4

                              DEFERRED COMPENSATION
                              ---------------------

     4.1 Participant Deferrals. An Eligible Employee may elect to defer up to 100% of his or her Compensation for any Plan Year. An election to defer Compensation shall be made in writing prior to the first day of the Plan Year to which it will apply or, if later, within 30 days after the Eligible Employee is first notified by the Plan Administrator of his or her eligibility to participate in the Plan, and it shall be subject to the following requirements:

          (a) The election may defer a percentage of the Participant's base salary, and/or a percentage of the Participant's incentive compensation. Amounts deferred from a Participant's base salary shall reduce the Participant's base salary in equal installments for each pay period during the Plan Year (or portion thereof) to which the election applies. Amounts deferred from a Participant's incentive compensation shall reduce the Participant's incentive compensation that is earned during the Plan Year on the date such incentive compensation would otherwise be paid to the Participant.

          (b) The election shall be irrevocable with respect to all Compensation payable for services performed by the Participant during the Plan Year following the date on which the election is received by the Plan Administrator, except that a Participant may terminate an election to defer Compensation if the Plan Administrator determines that the termination is necessary as a result of an Unforeseeable Emergency.

     4.2 Employer Contributions. Each Employer shall credit to the Account of each Participant who is employed by that Employer an "Employer Contribution" in an amount equal to 50% of (a) minus (b), where:

          (a) is the lesser of:

               (i) the sum of the amounts (if any) contributed by the Participant to the Savings Plan during a Plan Year which were eligible for matching contributions under the Savings Plan, plus the amounts deferred by the Participant during the Plan Year pursuant to Section 4.1; or

               (ii) 6% of the Participant's base salary for the Plan Year; and

          (b) is the amount of any matching contributions that were made to the Savings Plan on behalf of the Participant for the Plan Year.

     Notwithstanding the foregoing, a Participant shall not receive an Employer Contribution for any Plan Year unless (i) the Participant makes the maximum permitted deferrals to the Savings Plan for such Plan Year, (ii) the Participant defers some Compensation for the Plan Year


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

pursuant to Section 4.1, and (iii) (A) the Participant is employed by an Employer or an Affiliate on the last day of the Plan Year; or (B) the Participant's employment terminated during the Plan Year by reason of the Participant's Retirement or death.

     4.3 Deferred Compensation Accounts. The Plan Administrator shall establish one or more Accounts in the name of each Participant to record the Deferred Compensation payable to the Participant. Such Accounts shall be for bookkeeping purposes only, and shall not be deemed to create a fund or trust for the benefit of the Participant. Each Participant's Accounts shall be established, maintained, and periodically adjusted as follows:

          (a) Credits. The Plan Administrator shall credit the following amounts to a Participant's Account:

               (i) Amounts deferred by a Participant pursuant to Section 4.1 shall be credited to the Participant's Account as of the dates on which they are applied to reduce the Participant's Compensation.

               (ii) Amounts contributed on behalf of a Participant by the Participant's Employer pursuant to Section 4.2 shall be credited to the Participant's Account no later than January 31 following the end of the applicable Plan Year but such contribution shall be adjusted to reflect the value as if the match had been made as of July 1 of the Plan Year for which such amounts are contributed and invested in the Company Stock Account and/or Interest Account, as applicable.

          (b) Charges. The Plan Administrator shall charge to the Participant's Account the amount of any payments made to or on behalf of the Participant, and the amount of any penalties imposed on the Participant pursuant to
     Section 5.6(b), as of the dates on which such payments are made or such penalties are imposed.

          (c) Participant Elections. When a Participant elects to defer Compensation pursuant to Section 4.1, the Participant may elect to have the deferred Compensation credited to a Company Stock Account or to an Interest Account, in such proportions as the Participant shall elect. Each such election shall be due by the due date for the election under Section 4.1, and it shall apply to all deferred Compensation and Employer Contributions for the Plan Year to which the election under Section 4.1 applies; provided, that a Participant's election for the Plan Year beginning on January 1, 2000 may also be applied to incentive compensation that was earned in the Plan Year ending on December 31, 1999 but is payable in the Plan Year beginning on January 1, 2000. If a Participant fails to make an election for any Plan Year, the election that was in effect for the previous Plan Year shall remain in effect for the current Plan Year. If no election was in effect for the previous Plan Year, the Participant's deferred Compensation and Employer Contributions will be allocated to the Interest Account. A Participant's elections pursuant to this paragraph shall be irrevocable until Retirement. Except as provided herein, Deferred Compensation that has been allocated to a Company Stock Account may not thereafter be transferred to an


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

     Interest Account, and Deferred Compensation that has been allocated to an Interest Account may not thereafter be transferred to a Company Stock Account. The sole exception is that upon Retirement, a Participant receiving installment payments with respect to an Account may elect, by advance notice to the Plan Administrator, to transfer the Account's interest in the Company Stock Account to the Interest Account upon Retirement or as of any subsequent December 31.

          (d) Company Stock Account. A Participant's Company Stock Account shall be maintained and adjusted as follows:

               (i) Deferred Compensation and Employer Contributions that are allocated to a Participant's Company Stock Account shall be deemed to have been invested in whole and fractional shares of Company Stock on a date selected by the Plan Administrator, which date shall be no later than 25 business days following the date on which the deferred Compensation or Employer Contributions are credited to the Participant's Account, at a price equal to the Share Value on such date.

               (ii) A Participant's Company Stock Account shall be credited with the amount of any dividends that would have been paid to the Participant if the Participant had owned the shares of Company Stock that are credited to his or her Account when the dividends are paid. Amounts so credited shall be deemed to have been invested in additional shares of Company Stock on a date selected by the Plan Administrator, which date shall be no later than ten business days following the date on which the dividends are credited to the Participant's Account, at a price equal to the Share Value on such date.

               (iii) A Participant's Company Stock Account shall be equitably adjusted to reflect any change in the outstanding Company Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, or any similar corporate change.

               (iv) The balance credited to a Participant's Company Stock Account as of any date shall be the number of whole and fractional shares of Company Stock that are deemed to be held by the Participant's Account on such date.

          (e) Interest Account. On the last day of each Plan Year, the average of the balances credited to the Participant's Interest Account on the last day of each month during the Plan Year (with each such month's balance being reduced prior to the calculation of such average to reflect any distribution and partial year interest accrual credited during the Plan
     Year), shall be credited with interest at a rate which is equal to the greater of:

               (i) the "Prime Rate" as reported in The Wall Street Journal on the first business day of the Plan Year; or


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               (ii) the A-Utility Bond Rate Yield (as reported in the Federal
          Reserve statistical release H.15) using the average of the rates reported for the last Friday of each month for the applicable Plan Year;

provided, that in no event shall the rate of interest credited for any Plan Year be greater than 12% or less than 6%. In the event that a payment is made from the Interest Account at any time during a Plan Year, a partial year interest accrual shall be made to the Interest Account as of the date of such payment. If such payment is made during January or February of a Plan Year, the interest rate for the partial year interest accrual shall be the rate credited for the preceding Plan Year, adjusted for the number of days during the year prior to the date of payment. If such payment is made from March through December, the interest rate for the partial year interest accrual shall be calculated in the same fashion as the rate for the current Plan Year, with the exceptions that only the A-Utility Bond Rate yields for the completed months during the Plan Year shall be considered and the rate shall be adjusted for the number of days during the year prior to the date of payment. The balance credited to a Participant's Interest Account as of any date shall be the accumulated deferred Compensation, Employer Contributions, and interest that are credited to such Account as of such date. The balance credited to a Participant's Interest Account as of any date shall be the accumulated deferred Compensation, Employer Contributions, and interest that are credited to such Account as of such date.

                                   ARTICLE 5

                        PAYMENT OF DEFERRED COMPENSATION
                        --------------------------------

     5.1 Payment of Deferred Compensation. In the event of a payment for a reason other than the Participant's death, the applicable benefit shall be paid to the Participant. In the event of a Participant's death, the applicable benefit shall be paid to the Participant's Beneficiary.

     5.2 Commencement of Payments. Payment of a Participant's Deferred Compensation shall commence as follows:

          (a) Retirement. In the case of a Participant's Retirement, payment shall commence within 60 days after the date of the Participant's Termination of Employment or within 60 days after the last day of the Plan Year in which the Participant retires, as elected by the Participant pursuant to Section 5.6 for the applicable Accounts.

          (b) Death. In the case of a Participant' death prior to the commencement of installment payments, payment shall commence within 60 days after the date the Participant's Beneficiary has been identified.

          (c) Other Termination of Employment. In the case of a Participant's Termination of Employment for reasons other than the Participant's death or


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

     Retirement, payment shall commence within 60 days after the date of the Participant's Termination of Employment.

     5.3 Method of Payment. Payments due by reason of a Participant's death or Retirement shall be made in a lump sum or in up to ten annual installments, as elected by the Participant pursuant to Section 5.6. Payments due by reason of a Participant's Termination of Employment for reasons other than a Participant's death or Retirement shall be made in a lump sum.

     5.4 Amount of Payments. The amount of a lump sum payment shall be equal to the balance credited to the Participant's Account as of the date of the payment, adjusted for any partial year interest accrual credited pursuant to Section 4.3(e) for the portion of such payment from the Participant's Interest Account. The amount of an installment payment shall be equal to the balance credited to the Participant's Account as of the date of the payment, divided by the number of installments (including the current installment) remaining to be paid, plus any partial year interest accrual credited pursuant to Section 4.3(e) for the portion of such payment from the Participant's Interest Account. The first annual installment will be paid on the date as of which payment of the Participant's Deferred Compensation is scheduled to commence. Each annual installment after the first shall be paid within 31 days after the last day of the calendar year in which the previous installment was paid.

     5.5 Form of Payments. Payments that are due from a Participant's Company Stock Account shall be made in whole shares of Company Stock, plus cash in an amount equal to the Share Value of any fractional shares. Payments that are due from a Participant's Interest Account shall be made in cash.

     5.6 Participant Elections.

          (a) When a Participant elects to defer Compensation pursuant to
     Section 4.1, the Participant may also make an election as to the time at which payment of such Deferred Compensation will commence following the Participant's Retirement, and the method (lump sum or installments) in which such Deferred Compensation will be paid following the Participant's death or Retirement. Each such election shall be due by the due date for the election under Section 4.1, and it shall apply to all Deferred Compensation that is attributable to the Plan Year to which the election under Section 4.1 applies. If a Participant fails to make an election for any Plan Year, the election that was in effect for the previous Plan Year shall remain in effect for the current Plan Year. If no election was in effect for the previous Plan Year, Deferred Compensation that is attributable to the current Plan Year will be distributed in a lump sum within 60 days after the date of the Participant's Termination of Employment.

          (b) A Participant may change an election as to the time and/or method of payment of the Deferred Compensation credited to any of the Participant's Accounts at any time by giving prior written notice to the Plan Administrator. Any change in a Participant's elections shall result in a penalty in the amount of 10% of the Deferred Compensation credited to the affected Accounts as of the date on which notice of the change is received by the Plan Administrator, which amount shall be forfeited to the Participant's Employer.

     5.7 Emergency Payments. In the event of an Unforeseeable Emergency, the Plan Administrator may direct a Participant's Employer to pay any part or all of a Participant's Deferred Compensation to the Participant prior to the time provided in Section 5.2, to the extent necessary to prevent severe financial hardship. Such action shall be taken only if the Participant submits a written application describing the circumstances which are deemed to justify the payment and the amount necessary to prevent severe financial hardship, together with such supporting evidence as the Plan Administrator may reasonably require. Payments shall not be made under this section to the extent the Participant's hardship is or may be relieved:

          (a) through reimbursement or compensation by insurance or otherwise;

          (b) by liquidation of the Participant's assets, to the extent this would not in itself cause severe financial hardship; or

          (c) by the termination of the Participant's election to defer Compensation.

     5.8 Tax Payments. If there is a final determination that a Participant or Beneficiary should be subject to income tax on part or all of the Participant's Deferred Compensation before it is actually paid, the Participant's Employer shall pay to the Participant or Beneficiary the portion of the Participant's Deferred Compensation that has been determined to be currently taxable. For the purposes of this section, a "final determination" means a determination by the Internal Revenue Service or a court of competent jurisdiction from which no further appeal may be taken, either because there is no further appeal available or because the time to take such appeal has expired.

     5.9 Facility of Payment. An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:

          (a) directly to such person;

          (b) to the legal representative of such person; or

          (c) to a near relative of such person to be used for the person's benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer's liability for the making of such payment.

     5.10 Restrictions on Payments. Notwithstanding anything herein to the contrary, the Plan Administrator may postpone the issuance and delivery of shares of Company Stock to a Participant until the requirements of any securities exchange or system on which shares of Company Stock have been listed have been complied with, until any required registration or other qualification of such shares under applicable provisions of any State or Federal securities laws, rules or regulations has been completed, or until the requirements of any exemption from registration or other qualification have been satisfied. The Plan Administrator may restrict the transferability of any shares of Company Stock that are distributed pursuant to the Plan, legend any certificate evidencing any such shares, and place a stop transfer order in respect of such shares, to the extent it reasonably determines that such action is necessary to ensure compliance with any applicable securities or exchange law, regulation, or other requirement.

                                   ARTICLE 6

                                CLAIMS PROCEDURE
                                ----------------

     6.1 Decisions on Claims. If a claim for benefits is denied, the Plan Administrator shall furnish to the claimant within 90 days after its receipt of the claim (or within 180 days after such receipt if special circumstances require an extension of time) a written notice which:

          (a) specifies the reasons for the denial;

          (b) refers to the pertinent provisions of the Plan on which the denial is based;

          (c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary; and

          (d) explains the claim review procedures.

     6.2 Review of Denied Claims. Upon the written request of the claimant submitted within 60 days after his or her receipt of such written notice, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, permit the claimant to review any documents which are pertinent to the claim, permit the claimant to submit issues and comments in writing, and afford the claimant an opportunity to meet with appropriate representatives of the Plan Administrator as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Plan Administrator shall notify the claimant in writing of its decision and the reasons for its decision and shall refer the claimant to the provisions of the Plan which form the basis for its decision.

                                    ARTICLE 7

                                     FUNDING
                                     -------

This Plan is intended to be "unfunded" for the purposes of the Code and Title I of ERISA; however, nothing herein shall prevent an Employer, in its sole discretion, from establishing a trust of the type commonly known as a "rabbi trust" to assist it in meeting its obligations under the Plan.


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

                                   ARTICLE 8

                            AMENDMENT AND TERMINATION
                            -------------------------

The Plan Administrator may amend or terminate this Plan at any time and for any reason; provided, that no amendment or termination of the Plan shall alter a Participant's right to receive payment of amounts previously credited to the Participant's Account.

                                   ARTICLE 9

                               GENERAL PROVISIONS
                               ------------------

     9.1 Status of Participants. Each Participant and Beneficiary shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employers to make benefit payments in the future. A Participant's or Beneficiary's right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant or the Participant's Beneficiaries.

     9.2 No Guaranty of Employment. The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer's right to terminate the employment of any of its employees, with or without cause.

     9.3 Delegation of Authority. Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.

     9.4 Legal Actions. No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

     9.5 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Wisconsin, except to the extent the same are preempted by ERISA or other federal law.

     9.6 Rules of Construction. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words "hereof," "herein," "hereunder," and other similar compounds of the word "here" shall mean and refer to the entire Plan, and not to any particular provision or section.

     9.7 Expenses of Administration. All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employers and/or any trust of the type described in Article 7.

     9.8 Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

To record the adoption of the Plan as set forth above, the undersigned has executed this document this ___ day of ________________, _________, for and on behalf of the Company.

                                     ALLIANT ENERGY CORPORATE SERVICES, INC.



                                     By
                                       -----------------------------------------

                                     As its
                                           -------------------------------------


ATTEST:
       -------------------------------------


As its
       -------------------------------------



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